Exhibit 21.1

The following is a list of significant subsidiaries of Switch, Inc., omitting subsidiaries which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2018.

Legal Name	State of Organization
Switch, Ltd.	Nevada
InNEVation, LLC	Nevada
MI GRR, LLC	Michigan
NAPO1, LLC	Nevada
NV NAP 2, LLC	Nevada
NV NAP 4, LLC	Delaware
NV NAP 5, LLC	Nevada
NV NAP 7, LLC	Nevada
NV NAP 8, LLC	Nevada
NV NAP 9, LLC	Nevada
SUPERNAP Atlanta, LLC	Georgia
SUPERNAP Reno, LLC	Nevada
Switch Business Solutions, LLC	Nevada